EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-197311 and 333-213950 on Form S-3 and Nos. 333-184214 and 333-189684 on Form S-8 of our reports dated February 27, 2017, relating to the consolidated financial statements of Summit Midstream Partners, LP and subsidiaries (the “Partnership”), and the effectiveness of the Partnership's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Partnership for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
February 27, 2017

EX 23.1-1